Exhibit 107
Calculation of Filing Fee Tables

FORM S-3
(Form Type)

ASCEND WELLNESS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.001 per share	Other(2)	9,859,155	$0.56(2)	$5,521,126.80(2)	0.0001102	$608.43
Total Offering Amounts					$5,521,126.80		$608.43
Total Fee Offsets							$0.00
Net Fee Due							$608.43

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-3 (this “Registration Statement”) shall also cover any additional shares of Class A common stock, par value $0.001 per share (the “Class A common stock”), of Ascend Wellness Holdings, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, spin-off or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s Class A common stock.
(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $0.56 per share, the average of the high and low prices of the Class A common stock, as reported on the OTCQX® Best Market on August 21, 2023, a date within five business days prior to the date of filing of this Registration Statement.